EXHIBIT 99.1
AdStar Company Contact: Jeff Baudo, 310-577-8255, jbaudo@adstar.com
AdStar Media Contact: Kevin Wilson, 513-885-5520, kwilson@kevinwilsonpr.com
FOR IMMEDIATE RELEASE
AdStar Announces Second Quarter Operating Results
Highlights of Quarter Include Significant Improvement in EBITDA and 82% Reduction in Net
Loss, when compared with Prior-Year Period
MARINA DEL REY, Calif. – August 15, 2005 – AdStar, Inc. (Nasdaq: ADST), a leading applications service provider (“ASP”) of e-commerce transaction technology for the advertising and publishing industries, today reported operating results for the second quarter and first half of 2005.
For the three months ended June 30, 2005, the company reported net revenues of $1,303,706, compared with net revenues of $1,389,024 in the second quarter of 2004. The 6% decrease in net revenues reflects a planned decrease in “customization and other” revenues due to management’s decision to refocus its corporate resources upon those activities that generate recurring revenues, including its ASP business model. In the most recent quarter, ASP revenues increased 10% to $472,000 (vs. $428,500), while licensing and software revenues rose 15% to $651,000 (vs. $566,000). Gross profit margin widened to approximately 69% of net revenues during the second quarter of 2005, compared with approximately 63% in the quarter ended June 30, 2004. Gross profits increased 3% to $894,248 in the second quarter of 2005 from $871,161 in the prior-year quarter.
AdStar reduced its net loss by 82% to $69,935, or $0.01 per share, in the quarter ended June 30, 2005, compared with a net loss of $388,136, or $0.03 per share, in the second quarter of 2004.
EBITDA, or earnings before interest, taxes, depreciation and amortization (a non-GAAP measure), improved significantly to $209,727 in the most recent quarter, compared with a negative EBITDA of $9,963 during the second quarter of the previous year.
AdStar also reported that the number of prepaid advertising transactions processed using AdStar’s ASP technology infrastructure increased 32% to 91,031, compared with last year’s second quarter ASP transactions of 69,119. Total ASP transactions, including large contract accounts, rose approximately 8% to 128,575 in the second quarter of 2005, versus 118,281 in the prior-year period.
“During the first half of 2005, our operating activities generated $445,000 in cash, which represents a dramatic improvement relative to the prior-year period, when operating activities consumed over $197,000 in cash,” noted Leslie Bernhard, president and chief executive officer of AdStar, Inc. “We ended the second quarter with more than $1.7 million of cash in the bank, compared with $1.1 million at December 31, 2004, and we continue to move towards profitability, as evidenced by an 82% reduction in net loss and a positive EBITDA of $209,727 in the most recent quarter. The company also achieved an operating profit, for the first time in its history, in the three months ended June 30, 2005.
“With our operating cost structure having been rationalized in recent months, our primary challenge is to pursue acceleration in revenue growth that can leverage the company’s operating and technology infrastructure. We are optimistic that ASP revenue growth will accelerate in the second half of 2005, reflecting the significant number of newspapers that have joined our customer base in recent months. We are also encouraged by the growth in the value of each ad transaction that we process, as it demonstrates that advertisers are growing more comfortable with the ability of our technology to efficiently place ads through the Internet for both print and online publication.”
During the quarter, AdStar added eight newspapers to its customer base, including amNew York, Austin American-Statesman, Charleston Newspapers, Inc., Dayton Daily News, Las Vegas Review-Journal, and The News Journal (Wilmington, Del.). The company also continued its rapid deployment of its technology within the MediaNews Group of newspapers, which when completed, will more than double the number of newspapers served by AdStar’s Web-based products and services. Since the end of the second quarter, AdStar has announced the launch of its services in 30 newspapers, including the Alameda Newspaper Group, Los Angeles Newspaper Group and MediaNews Group newspapers in Connecticut and Massachusetts.
”Last quarter, we commented that a growing number of newspaper companies have recognized the critical role that e-commerce must play in the future success of their organizations,” continued Bernhard. “The importance of the Internet is even more evident at the end of our second quarter, as our e-commerce customer base continues to expand and our existing customers begin to report steady growth in online ad sales. The Internet has significantly changed classified advertising, and AdStar is in a unique position to assist newspaper publishers in the expansion of their classified advertising strategies by taking full advantage of online technology.”
For the six months ended June 30, 2005, net revenues increased to $2,578,000 from $2,437,000, reflecting increases of $177,000 in licensing and software revenues and $86,000 in ASP revenues, partially offset by a decrease of $122,000 in customization and other revenues. The company reported a loss of $380,585, or $0.03 per share, for the first six months of 2005, compared with a net loss of $929,993, or 0.07 per share, in the corresponding period of the previous year.
Shareholders and other interested parties may participate in the conference call by dialing 800-322-0079 (international/local participants dial 973-935-2100) a few minutes before 4:15 p.m. EDT on August 15, 2005. The call will also be broadcast live on the Internet at www.adstar.com. A replay of the conference call will be available two hours after its completion, from August 15, 2005 until August 22, 2005, by dialing 877-519-4471 for participants in the US/Canada (international/local participants dial 973-341-3080) and entering the conference ID 6368785. The replay of the call will be archived on the company’s website at www.adstar.com until October 13, 2005.

About AdStar, Inc.
AdStar, Inc. is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services, as well as payment processing and content processing solutions that are provided through its Edgil Associates subsidiary, the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America’s bonafideclassifieds.com, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, Edgil’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is located in North Chelmsford, Mass. For additional information on AdStar, Inc., visit www.adstar.com.
Forward Looking Statements
This release contains forward-looking statements concerning the business and products of the Company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Company’s annual report on Form 10-KSB. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.
Financial Tables to Follow

AdStar, Inc. and Subsidiary
Consolidated Balance Sheet
June 30, 2005 (unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,734,114
Accounts receivable, net of allowance for doubtful accounts and sales returns of $76,000	507,550
Notes receivable from officers – current portion	8,247
Prepaid and other current assets	186,084

Total current assets	2,435,995

Notes receivable from officers, net of current portion	220,153
Property and equipment, net	136,277
Capitalized and purchased software, net	1,302,031
Intangible assets, net	1,350,838
Goodwill	2,132,219
Other assets	80,416

Total assets	$7,657,929

Liabilities and Stockholders’ Equity

Current liabilities:
Due to publications	$1,875,398
Accounts payable and accrued expenses	948,331
Deferred revenue and customer deposits – current portion	233,250
Loans from stockholders, current portion	21,000
Capital lease obligations	3,822
Convertible note – current portion	337,423

Total current liabilities	3,419,224

Deferred revenue – net of current portion	32,117
Loans from stockholders, net of current portion	10,500
Convertible note, net of current portion	244,403

Total liabilities	3,706,244

Commitments and contingencies Total stockholders’ equity	3,951,685

Total liabilities and stockholders’ equity	$7,657,929

AdStar, Inc. and Subsidiary
Statements of Operations
For the three and six months ended
June 30, 2004 and 2005 (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
ASP, net	$472,084	$428,531	$899,415	$813,138
Licensing and software	650,979	565,865	1,290,827	1,113,853
Customization and other	180,643	394,628	387,695	509,519

Net Revenues	1,303,706	1,389,024	2,577,937	2,436,510

Cost of revenues, including depreciation and amortization of $163,501, $162,401, $349,689 and $320,088	409,458	517,863	899,821	935,183

Gross profit	894,248	871,161	1,678,116	1,501,327

General and administrative expense	457,600	466,837	941,354	904,695
Selling and marketing expense	184,543	327,845	358,657	655,464
Product maintenance and development expenses	215,590	265,300	446,311	640,958
Amortization	22,059	21,997	44,118	44,113

Income (loss) from operations	14,456	(210,818)	(112,324)	(743,903)
Beneficial interest and amortization of financing fees on convertible note	(67,686)	(163,670)	(135,373)	(163,670)
Interest income (expense), net	(13,405)	(10,185)	(27,776)	(11,338)

Loss before taxes	(66,635)	(384,673)	(275,473)	(918,911)

Provision for income taxes	3,300	3,463	6,713	11,082

Net loss	$(69,935)	$(388,136)	$(282,186)	$(929,993)

Deemed dividend on exercise of warrants	—	—	(98,399)	—

Net loss applicable to common stockholders	$(69,935)	$(388,136)	$(380,585)	$(929,993)

Loss per share – basic and diluted	$(0.01)	$(0.03)	$(0.03)	$(0.07)

Weighted average number of shares – basic and diluted	15,346,571	14,361,348	15,263,042	13,585,883

Earnings before interest, taxes, depreciation and amortization	$(9,963)	$209,727	$(334,744)	$275,396

AdStar, Inc. and Subsidiary
Statements of Cash Flows
For the six months ended
June 30, 2004 and 2005 (unaudited)

	2005	2004
Cash flows from operating activities:
Net loss	$(282,186)	$(929,993)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	387,867	408,284
Beneficial interest and amortization of financing fees on convertible note	135,373	163,670
Stock based vendor payments	95,587	57,357
Allowance for doubtful accounts	8,493	25,000
Changes in assets and liabilities:
Accounts receivable	68,610	(266,451)
Prepaid and other assets	(9,439)	(79,972)
Due to publications	576,469	633,530
Accounts payable and accrued expenses	(440,820)	(273,179)
Deferred revenue and customer deposits	(94,951)	65,190

Net cash provided by (used in) operating activities	445,003	(196,564)

Cash flows from investing activities:
Purchase of Edgil Associates, Inc.	—	(85,000)
Additions to capitalized and purchased software	(66,489)	(310,112)
Purchase of property and equipment	(29,338)	(38,137)
Additions to intangible assets	—	(4,000)
Principal repayments of shareholder notes receivable	3,957	3,743

Net cash used in investing activities	(91,870)	(433,506)

Cash flows from financing activities:
Proceeds from issuance of convertible note payable	—	1,353,181
Principal repayments of convertible debt	(274,997)	—
Proceeds from exercises of options and warrants	587,935	167,579
Costs of conversion of Series A preferred stock	—	(14,978)
Principal repayments of notes payable	(10,500)	(10,500)
Principal repayments on capital leases	(14,463)	(17,740)

Net cash provided by financing activities	287,975	1,477,542

Net increase in cash and cash equivalents	641,108	847,472

Cash and cash equivalents at beginning of period	1,093,006	2,092,477

Cash and cash equivalents at end of period	$1,734,114	$2,939,949